EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
      DIVIDENDS







Three Months ended March 31,                               1997          1996
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Income before extraordinary item                           $17,113      $9,559

Add:
  Portion of rents representative
    of the interest factor                                      89          89
  Interest on indebtedness                                  19,150      10,646
                                                         ==========    ========
    Earnings                                               $36,352     $20,294
                                                         ==========    ========

Fixed charges and preferred stock dividend:
  Interest on indebtedness                                 $19,150     $10,646
  Capitalized interest                                         508         130
  Portion of rents representative
    of the interest factor                                      89          89
                                                         ----------    --------
     Fixed charges                                          19,747      10,865
                                                         ----------    --------
Add:
  Preferred stock dividend                                   2,428       2,428
                                                         ----------    --------

     Combined fixed charges and preferred stock dividend   $22,175     $13,293
                                                         ==========    ========

Ratio of earnings to fixed charges                            1.84x       1.87x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                             1.64        1.53